FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 20, 2007

UTEK CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-15941	59-3603677
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

2109 Palm Avenue

Tampa, FL 33605

(Address of principal executive offices and zip code)

(Registrant’s telephone number, including area code) (813) 754-4330

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers and Compensatory Arrangements of Certain Officers

On March 20, 2007, UTEK Corporation (the “Company”) entered into a one-year employment agreement, effective March 20, 2007, with the Company’s Chief Operating Officer and Chief Compliance Officer, Mr. Douglas Schaedler. Under the terms of the employment agreement, Mr. Schaedler will receive an annual base salary of $225,000. In addition to his base salary, Mr. Schaedler shall be entitled to:

•

Receive a discretionary cash bonus at six month intervals. The amount of the discretionary cash bonus will be determined by the CEO in conjunction with the compensation committee of the board of directors.

•	Participate in all benefit plans provided by UTEK.

•

Receive a grant of 100,000 stock options at the closing market price on March 20, 2007, according to the terms of UTEK’s employee stock option program. The stock options vest one year after the date of the grant, March 20, 2008, with  1/4 vesting on that date and at every anniversary thereafter. This is a one-time grant and no additional options will be granted with any renewals of this contract. In addition, all stock options held by Mr. Schaedler accelerate and become immediately vested upon a change of control, A “change of control” occurs as defined in the employment agreement when: (i) a person or group becomes the beneficial owner of more than 30% of the Company’s outstanding securities; (ii) the Company consummates a merger in which it is not the surviving entity; or (iii) substantially all of the Company’s assets are sold or the Company’s stockholders approve the dissolution or liquidation of the Company.

•	In the event of termination by the Company, other than for cause, Mr. Schaedler shall be entitled to a one-time lump sum payment equal to 90 days of his annual salary of $225,000.

In consideration of the benefits provided under the employment agreement, Mr. Schaedler has agreed to protect the Company’s confidential or secret information and, during the period of employment and one year thereafter, to not compete with the Company.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

Exhibit No.	Description
10.1	Employment Agreement dated March 20, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2007	UTEK CORPORATION

/s/ Carole R. Wright
Carole R. Wright
Chief Financial Officer